Exhibit 23.1

[Letterhead of Pincock, Allen & Holt]

CONSENT OF PINCOCK, ALLEN & HOLT

The undersigned hereby states as follows:

The undersigned prepared the technical report entitled "Technical Report for the Guadalupe de los Reyes Gold-Silver Project, Sinaloa, Mexico" dated August 12, 2009 (the “Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Securities and Exchange Commission on November 9, 2009 (the “Form 10-Q”).

The undersigned hereby consents to the incorporation by reference in the Company’s Registration Statement on Form S-3 (333-158633) and in the related Prospectus of the Company of the summary information concerning the Report, including the reference to the undersigned included with such information, as set forth above in the Form 10-Q.

PINCOCK, ALLEN & HOLT

By: /s/ LEONEL LOPEZ

Leonel Lopez, C.P.G.
Principal Geologist, C.P.G.
Date: November 9, 2009